UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 3, 2017

ENDOLOGIX, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-28440	68-0328265
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2 Musick, Irvine, CA	92618
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (949) 595-7200

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Facility Agreement

On April 3, 2017 (the “Agreement Date”), Endologix, Inc. (the “Company”) entered into a Facility Agreement (the “Facility Agreement”) with affiliates of Deerfield Management Company, L.P. (collectively, “Deerfield”), pursuant to which Deerfield agreed to loan to the Company up to $120 million, subject to the terms and conditions set forth in the Facility Agreement (the “Term Loan”). The Company drew the entire principal amount of the Term Loan on the Agreement Date. The Company agreed to pay Deerfield a yield enhancement fee equal to 2.25% of the principal amount of the funds disbursed on the Agreement Date. The Company also agreed to reimburse Deerfield for all reasonable out-of-pocket expenses incurred by Deerfield in connection with the negotiation and documentation of the Facility Agreement up to a capped amount. Concurrently with entering into the Facility Agreement, the Company entered into a Guaranty and Security Agreement with Deerfield (the “Security Agreement”), pursuant to which, as security for the repayment of the Company’s obligations under the Facility Agreement, the Company granted to Deerfield a first priority security interest in substantially all of the Company’s assets including intellectual property, with the priority of such security interest being pari passu with the security interest granted pursuant to the Revolver.

The Company estimates that the net proceeds from the Term Loan will be approximately $113 million, after deducting estimated transaction expenses. As described below, the Company intends to use approximately $52.5 million of the net proceeds from the Term Loan to repurchase $53.1 million aggregate principal amount of outstanding 2.25% Convertible Senior Notes due 2018, plus the accrued but unpaid interest thereon, from the holders thereof in privately negotiated transactions. Endologix intends to use the remainder of the net proceeds from the Term Loan for working capital and general corporate purposes.

Any amounts drawn under the Facility Agreement will accrue interest at a rate of 6.87% per annum, payable quarterly in arrears beginning on July 1, 2017 and on the first business day of each calendar quarter thereafter and on the Maturity Date, unless repaid earlier. The Company will be required to pay Deerfield on each of April 2, 2021, April 2, 2022 and April 2, 2023 (the “Maturity Date”), an amortization payment equal to $40 million (or, if on the Maturity Date, the remaining outstanding principal amount of the Term Loan).

Upon a change of control of the Company, if the acquirer satisfies certain conditions set forth in the Facility Agreement, such acquirer may assume the outstanding principal amount under the Facility Agreement without penalty. If such acquirer does not satisfy the conditions set forth in the Facility Agreement, Deerfield may, at its option, require the Company to repay the outstanding principal balance under the Facility Agreement plus, depending on the timing of the change of control transaction, the Company may be required to pay a make-whole premium and will be required to pay a change of control fee.

At any time on or after the fourth anniversary of the Agreement Date, the Company has the right to prepay any amounts owed under the Facility Agreement without premium or penalty, unless such prepayment occurs in connection with a change of control of the Company, in which case the Company must pay Deerfield a change of control fee unless such change of control occurs beyond a certain period after the Maturity Date. At any time prior to the fourth anniversary of the Agreement Date, any prepayment made by the Company will be subject to a make-whole premium and, if such prepayment occurs in connection with a change of control of the Company, a change of control fee.

Any amounts drawn under the Facility Agreement may become immediately due and payable upon customary events of default, as defined in the Facility Agreement, or the consummation of certain change of control transactions, as described above.

The Facility Agreement contains various representations and warranties, events of default, and affirmative and negative covenants, customary for financings of this type, including reporting requirements, requirements that the Company maintain timely reporting with the U.S. Securities and Exchange Commission (the “Commission”) and restrictions on the ability of the Company and its subsidiaries to incur additional liens on their assets, incur additional indebtedness and acquire and dispose of assets outside the ordinary course of business.

Warrants

In connection with the execution of the Facility Agreement, the Company issued to Deerfield warrants to purchase an aggregate of 6,470,000 shares of common stock of the Company at an exercise price of $9.23 per share (the “Warrants”). The number of shares of common stock of the Company into which the Warrants are exercisable and the exercise price of the Warrants will be adjusted to reflect any stock splits, recapitalizations or similar adjustments in the number of outstanding shares of common stock of the Company.

The Warrants expire on the seventh anniversary of the Agreement Date. Subject to certain exceptions, the Warrants contain limitations such that the Company may not issue shares of common stock of the Company to Deerfield upon the exercise of the Warrants if such issuance would result in Deerfield beneficially owning in excess of 4.985% of the total number of shares of common stock of the Company then issued and outstanding.

The holders of the Warrants may exercise the Warrants for cash, on a cashless basis or through a reduction of an amount of principal outstanding under the Term Loan. In connection with certain major transactions, the holders may have the option to convert the Warrants, in whole or in part, into the right to receive the transaction consideration payable upon consummation of such major transaction in respect of a number of shares of common stock of the Company equal to the Black-Scholes value of the Warrants, as defined therein, and in the case of other major transactions, the holders may have the right to exercise the Warrants, in whole or in part, for a number of shares of common stock of the Company equal to the Black-Scholes value of the Warrants.

Registration Rights Agreement

In connection with the Term Loan and the issuance of the Warrants, the Company entered into a Registration Rights Agreement with Deerfield (the “Registration Rights Agreement”). Pursuant to the terms of the Registration Rights Agreement, the Company has agreed to file a registration statement on Form S-3 (or if Form S-3 is not then available, such other form of registration statement as is then available) with the Commission on or prior to the 30th day following the Agreement Date, to register for resale the shares of common stock of the Company issuable upon the exercise of the Warrants.

Credit and Security Agreement

On the Agreement Date, the Company entered into a Credit and Security Agreement (the “Credit Agreement”) with Deerfield ELGX Revolver, LLC (“Deerfield Revolver”), pursuant to which the Company may borrow up to the lesser of $50 million or its applicable borrowing base from time to time prior to March 31, 2020 (the “Revolver”). Any outstanding principal under the Revolver will accrue interest at a rate equal to 3-month LIBOR (with a 1% floor) plus 4.60%, payable monthly in arrears on the first business day of the immediately succeeding calendar month and on the maturity date. The Company is subject to other fees in addition to interest on the outstanding principal amount under the Revolver, including in connection with an early termination of the Revolver. The Revolver replaces the Company’s $50 million asset-based revolving line of credit with MidCap Financial Trust. The Company’s obligations under the Credit Agreement are secured by a first priority security interest in substantially all of the Company’s assets including intellectual property, with the priority of such security interest being pari passu with the security interest granted pursuant to the Term Loan.

The foregoing descriptions of the Facility Agreement, the Warrants, the Registration Rights Agreement and the Credit Agreement do not purport to be complete and are qualified in their entirety by reference to these agreements, copies of which are filed as exhibits to this Current Report on Form 8-K and are incorporated herein by reference.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosure set forth in Item 1.01 above relating to the Facility Agreement, the Security Agreement and the Credit Agreement is hereby incorporated by reference into this Item 2.03.

Item 3.02. Unregistered Sale of Equity Securities.

The Warrants described in Item 1.01 above were offered and sold in reliance upon exemptions from registration pursuant to Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”), and Rule 506 of Regulation D thereunder. The Facility Agreement contains representations and warranties to support the Company’s reasonable belief that Deerfield had access to information concerning its operations and financial condition, that Deerfield is acquiring the Warrants for its own account and not with a view to the distribution thereof, and that Deerfield is an “accredited investor” as defined by Rule 501 promulgated under the Securities Act.

Item 8.01. Other Events.

On April 4, 2017, in privately-negotiated transactions, the Company agreed to repurchase approximately $53.1 million in aggregate principal amount of its 2.25% Convertible Senior Notes due 2018 (the “2018 Notes”) for approximately $52.5 million in cash, which amount includes accrued and unpaid interest on the repurchased 2018 Notes.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

4.1	Form of Warrant to Purchase Common Stock of Endologix, Inc., issued to Deerfield Private Design Fund IV, L.P., Deerfield International Master Fund, L.P., Deerfield Partners, L.P., and Deerfield Private Design Fund III, L.P., together with a schedule of holders and amounts (issued April 3, 2017).

4.2	Registration Rights Agreement, dated April 3, 2017, by and among Endologix, Inc., Deerfield Private Design Fund IV, L.P., Deerfield International Master Fund, L.P., Deerfield Partners, L.P., and Deerfield Private Design Fund III, L.P.

10.1	Facility Agreement, dated April 3, 2017, by and among Endologix, Inc., certain subsidiaries of Endologix, Inc., Deerfield Private Design Fund IV, L.P., Deerfield International Master Fund, L.P., Deerfield Partners, L.P., and Deerfield Private Design Fund III, L.P.

10.2	Credit and Security Agreement, dated April 3, 2017, by and among Endologix, Inc., certain subsidiaries of Endologix, Inc. and Deerfield ELGX Revolver, LLC.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENDOLOGIX, INC.

Date: April 5, 2017	/s/ Vaseem Mahboob
Vaseem Mahboob
Chief Financial Officer